Exhibit 99.1

Newmont Announces Fourth Quarter and Full Year 2013 Financial and Operating Results and Provides Three-Year Outlook

Generating $1.6 Billion in Operating Cash Flow, Reducing Consolidated Spending by $966 Million, and Increasing Financial Flexibility

DENVER--(BUSINESS WIRE)--February 20, 2014--Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today reported fourth quarter and full year 2013 financial and operating results and a three-year outlook.

“In 2013, we generated $1.6 billion of operating cash flow from strong results despite the challenging gold price environment. I am proud of how our team delivered nearly $1.0 billion in cost and efficiency improvements during the year,” said Gary Goldberg, President and Chief Executive Officer. “We also achieved the top end of our gold production guidance of 5.1 million ounces, brought Akyem and the Phoenix Copper Leach operations into commercial production on time and on budget, and divested approximately $600 million in non-core assets in 2013. In addition, we recently improved our financial flexibility by modifying our dividend policy and receiving commitments to restructure our near-term debt maturities.”

Highlights for 2013 and fourth quarter

  Generated operating cash flow1 of $1.6 billion in 2013, including $386 million in the fourth quarter;
  Reduced spending2 by $966 million or 14 percent compared with 2012;
  Achieved a 6 percent reduction in gold all-in sustaining costs3 (“AISC”) per ounce for 2013 over 2012, including a 14 percent reduction in the fourth quarter of 2013 compared with the prior year quarter;
  Achieved adjusted net income4 of $695 million or $1.40 per basic share, which includes a negative impact of $1.11 per share related to impairments of stockpiles and ore on leach pads; GAAP reported net loss attributable to shareholders from continuing operations of $2.5 billion or loss per share of $5.06, primarily due to asset impairments as a direct result of changes in gold pricing assumptions;
  Delivered fourth quarter adjusted net income of $167 million or $0.33 per basic share which includes a negative impact of $0.48 per share related to impairments of stockpiles and ore on leach pads; GAAP reported net loss attributable to shareholders from continuing operations of $1.2 billion or loss per share of $2.34, primarily due to asset impairments as a direct result of changes in gold pricing assumptions;
  Commenced commercial production at Akyem in Ghana and Phoenix Copper Leach in Nevada, both on time and on budget;
  Sold non-core assets for a combined value of approximately $600 million; and
  Increased gold production to 1.4 million attributable ounces in the fourth quarter and 5.1 million attributable ounces in 2013, at the top end of the Company’s 2013 outlook.

Highlights for the current three-year outlook5

  Gold production increases in 2015 and 2016 to between 4.8 to 5.2 million attributable ounces compared to 2014;
  Gold costs applicable to sales (“CAS”) is expected to remain essentially flat over the three-year period compared to 2013 levels while copper CAS is expected to improve; and
  Gold AISC per ounce are expected to decline through 2016, as a further $600 to $700 million of planned cost and efficiency improvements are expected to more than offset the anticipated impact on costs from inflation.

“Our outlook shows stable annual gold production and additional planned all-in sustaining cost reductions of approximately $600 to $700 million are expected to more than offset inflation from 2014 through 2016,” added Goldberg. “We have also optimized plans across our portfolio, including revitalizing mine plans for Tanami and Waihi. We have improved our economic profiles for a number of organic growth projects and expect to make a decision in the second quarter of 2014 on development of the Merian project in Suriname.”

Financial Results

In 2013, the Company reported net loss from continuing operations attributable to shareholders of $2.5 billion or $5.06 per basic share, compared with net income from continuing operations of $1.9 billion, or $3.80 per share in 2012. As a result of lower gold and copper prices and in accordance with US GAAP, full year net income was adjusted by $3.4 billion, net of taxes and minority interest, for impairments and revaluation. Of that amount, $547 million, net of tax and minority interest, is related to impairments of stockpiles and ore on leach pads. The remaining $2.9 billion, net of tax, is related to impairments of property, plant and mine development and other long-term assets at Boddington and Tanami in Australia and Long Canyon in Nevada. The Company reported adjusted net income4 of $695 million or $1.40 per basic share in 2013, compared with $1.85 billion, or $3.73 per basic share a year earlier when gold prices were 16% higher.

Summary of 2013 financial results compared with 2012:

  Annual revenue of $8.3 billion compared with $9.9 billion;
  Gold AISC of $1,104 per ounce for 2013, compared with $1,177 in 2012;
  Average realized gold and copper price of $1,393 per ounce and $2.96 per pound, respectively compared with $1,662 per ounce and $3.43 per pound, respectively;
  Gold and copper CAS of $761 per ounce and $4.42 per pound, respectively, in line with 2013 outlook; compared with $677 per ounce and $2.34 per pound, respectively; and
  Operating cash flow of $1.6 billion compared with $2.4 billion.

Summary of Q4 2013 financial results compared with Q4 2012:

  Fourth quarter revenue of $2.2 billion compared with $2.5 billion;
  Average realized gold and copper price of $1,267 per ounce and $2.99 per pound, respectively, compared with $1,703 per ounce and $3.22 per pound, respectively; fourth quarter gold and copper CAS of $755 per ounce and $4.02 per pound; and
  Operating cash flow of $386 million compared with $846 million.

Balance Sheet and Financial Flexibility

In the fourth quarter, the Company generated $386 million in cash from continuing operations, bringing full year cash from continuing operations to nearly $1.6 billion. The Company ended the year with $1.6 billion in cash and no borrowings on its $3 billion revolving credit facility.

In addition to approximately $600 million in non-core asset sales, the Company expects to divest additional assets or interests that management deems to be non-strategic.

The Company also announced today that it has secured commitments from relationship banks for a five year term loan of $575 million. The term loan is expected to close by the end of March6. The facility is structured to allow for early repayment from free cash flow and provides additional financial flexibility by refinancing an equivalent amount of existing debt that comes due in July 2014.

As announced yesterday, the Company will retain a dividend policy that is linked to the gold price, but has adjusted the annual payout levels to provide financial flexibility while still offering investors continued leverage as gold prices rise.

2013 Operating Results

Summary Gold and Copper Production Table (Attributable production, Koz and Mlbs)

Region	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
North America	557	526	6%	1,951	1,960	-0.5%
South America	111	134	-17%	588	744	-21%
Australia/New Zealand	483	461	5%	1,804	1,679	7%
Indonesia	6	7	-14%	23	33	-30%
Africa	291	123	137%	699	561	25%
Total Gold	1,448	1,251	16%	5,065	4,977	2%
Total Copper	38	35	9%	144	143	0.7%
Summary Gold All-in Sustaining Costs Table (Consolidated $/oz)

Region	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
North America	$965	$898	7%	$964	$1,053	-8%
South America	$1,317	$1,370	-4%	$1,032	$1,098	-6%
Australia/New Zealand	$1,091	$1,260	-13%	$1,176	$1,200	-2%
Indonesia	$2,385	$1,947	22%	$2,804	$1,687	66%
Africa	$510	$1,133	-55%	$790	$973	-19%
Total Gold AISC	$1,032	$1,198	-14%	$1,104	$1,177	-6%

In 2013, attributable gold production increased approximately 2 percent from 2012 levels due to higher production from Tanami and Waihi in Australia and New Zealand and the initiation of commercial production at Akyem in Ghana, partially offset by lower production from Peru with the planned ramp down of production at Yanacocha. Attributable copper pounds produced were in line with the prior year due to continued Phase 6 waste mining at Batu Hijau. All-in sustaining cost for gold production in 2013 was reduced by 6 percent due primarily to Newmont’s cost and efficiency improvements.

Attributable Production and Consolidated Costs by Region

North America

Nevada
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	535	478	12%	1,768	1,748	1%
CAS $/oz	$691	$580	19%	$663	$638	4%

Fourth quarter attributable gold production increased 12 percent from the prior year quarter due to higher tons and grade at Mill 6, higher grade at the Juniper mill and higher grades at Phoenix as well as higher leach production at Carlin North Area and Emigrant. CAS per ounce increased 19 percent from the prior year quarter mainly due to an impairment of stockpiles and leach pads as a result of lower gold prices and lower by-product credits. This was partially offset by lower royalties paid due to lower metal prices and higher inventory builds.

La Herradura, Mexico
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	22	48	-54%	183	212	-14%
CAS $/oz	$2,524	$759	233%	$967	$621	56%

Fourth quarter attributable gold production decreased 54 percent and CAS per ounce increased 233 percent from the prior year quarter due to the suspension of the explosives permit related to a land dispute. This resulted in an impairment to the value of ore on leach pads. The permitting process is continuing.

South America

Yanacocha, Peru
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	95	121	-21%	523	691	-24%
CAS $/oz	$833	$617	35%	$650	$505	29%

Fourth quarter attributable gold production decreased 21 percent from the prior year quarter mainly due to planned lower gold production from the leach pads due to lower grades. CAS per ounce increased 35 percent from the prior year quarter due to higher direct mining costs, leach pad write-downs and lower production.

La Zanja, Peru
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	16	13	23%	65	53	23%

Australia/New Zealand

Boddington
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	179	216	-17%	704	724	-3%
Copper Mlbs	16	19	-16%	66	67	-2%
CAS Gold $/oz	$1,115	$856	30%	$1,083	$877	24%
CAS copper $/lb	$3.03	$2.23	36%	$2.75	$2.29	20%

Fourth quarter attributable gold and copper production decreased 17 percent and 16 percent, respectively, from the prior year quarter primarily due to lower ore grade and throughput, partially offset by higher recovery. CAS increased 30 percent per ounce and 36 percent per pound, respectively, due to stockpile write-downs.

Other Australia/New Zealand
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	304	245	24%	1,100	955	15%
CAS $/oz	$741	$961	-23%	$882	$879	0.3%

Fourth quarter attributable gold production increased 24% from the prior year quarter primarily as a result of higher ore grade and higher throughput. CAS per ounce decreased 23% from the prior year quarter due to lower operating costs and higher production at Tanami and KCGM.

Indonesia

Batu Hijau
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	6	7	-14%	23	33	-30%
Copper Mlbs	22	16	38%	78	76	3%
CAS Gold $/oz	$1,946	$1,292	51%	$2,332	$1,071	118%
CAS copper $/lb	$4.36	$2.77	57%	$5.17	$2.36	119%

Fourth quarter attributable gold and copper production decreased 14 percent and increased 38 percent, respectively, from the prior year quarter due to lower ore grade for gold and higher ore grade for copper, as well as higher copper metal recovery. CAS increased 51 percent per ounce and 57 percent per pound, respectively, due to stockpile write-downs.

Africa

Ahafo, Ghana
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	162	123	32%	570	561	2%
CAS $/oz	$510	$694	-27%	$542	$596	-9%

Fourth quarter attributable gold production increased 32 percent from the prior year quarter due to higher ore grade and throughput. CAS per ounce decreased 27 percent from the prior year quarter due to lower milling costs and higher production.

Akyem
	Q4 2013	Q4 2012	Change	Year 2013	Year 2012	Change
Gold koz	129	n/a	n/a	129	n/a	n/a
CAS $/oz	$248	n/a	n/a	$248	n/a	n/a

2014 – 2016 Outlook

Summary Three-Year Attributable Production and Consolidated Costs Outlook Table

	2012	2013	2014	2015	2016
	Actual	Actual	Outlook	Outlook	Outlook
Gold (Attributable Moz)	5.0	5.1	4.6 – 4.9	4.8 – 5.2	4.8 – 5.2
Gold (Consolidated Moz)	5.6	5.5	5.0 – 5.4	5.5 – 5.9	5.5 – 5.9
Gold CAS ($/oz)	$677	$761	$740 - $790	$690 - $740	$740 - $790
Gold AISC ($/oz)	$1,177	$1,104	$1,075 - $1,175	$950 - $1,050	$985 - $1,085
Copper (Attributable kt)	65	65	95 - 110	145 - 160	125 – 140
Copper (Consolidated kt)	102	103	160 – 175	280 – 295	225 – 240
Copper CAS ($/lb)	$2.34	$4.42	$2.00 - $2.25	$1.20 - $1.45	$1.40 - $1.65
Copper AISC ($/lb)	n/a	n/a	$2.75 - $2.95	$1.60 - $1.85	$1.80 - $2.05

Gold production increases in 2015 and 2016 to between 4.8 to 5.2 million attributable ounces compared to 2014. In 2014, all-in sustaining costs are anticipated to be between $1,075 and $1,175 per gold ounce and $2.75 to $2.95 per copper pound of production. Gold all-in sustaining costs per ounce are expected to decline by eight percent from 2014 through 2016, as $600 to $700 million of additional planned cost and efficiency improvements are expected to more than offset the anticipated impact from inflation. Gold CAS is expected to remain essentially flat over the three-year period compared to 2013 levels while copper CAS is expected to improve as the Batu Hijau mine plan progresses, reaching higher grade ore.

Three-year production outlook, by region

North America: The Turf Vent Shaft is expected to add 100,000 to 150,000 ounces of gold per annum beginning in late 2015 by providing access to higher grade ore at lower costs. Combined with higher gold output at La Herradura, and completion of the Carlin and Twin Creeks stripping campaigns in 2014 and 2015, this will more than offset the 2014 decline in gold production and return to 2013 production rates by 2016. Production forecasts also reflect the February 2014 divestiture of the Midas mine in Nevada. During this time, detailed engineering and permitting for the Long Canyon project will continue working toward a development decision in early 2015.

South America: Gold production levels at Yanacocha are expected to decline with lower grades at its maturing deposits. Newmont is evaluating further options to optimize existing operations through additional laybacks. Although ultimately Conga could add profitable ounces to the portfolio, the Company will continue to pursue the “Water First” approach to gain social acceptance. Also in South America, the Merian project in Suriname represents one of the Company’s most prospective investment opportunities at current metal prices.

Australia and New Zealand: Gold production levels are forecast to remain stable over the three year period, as production increases at Tanami, Boddington, and Waihi associated with productivity and grade improvements offset declines at Jundee, due to planned mining of lower grade ores.

Indonesia: Copper production levels in 2015 and 2016 are expected to be significantly higher and costs significantly lower than 2014 at Batu Hijau as the planned Phase 6 stripping campaign is projected to be completed in the fourth quarter of 2014, providing access to high-grade ore. This is subject to potential operating plan modifications based on recent export regulations issued by the Indonesian government in mid-January. Please see the Company’s press release dated January 22, 2014.

Africa: Gold production in Ghana increases in 2014 with the impact of the full year of Akyem production. For 2015 and 2016, production is expected to decrease with a decline at the Ahafo mine. Potential Ahafo expansion opportunities, such as increasing milling capacity and further developing the Subika Underground deposit, could ultimately offset this decline. These expansion opportunities are being assessed and optimized to determine the best time to invest.

Three-year cost outlook, by region

Consolidated CAS ($/oz, $/lb)

Region	2013 Actual	2014 Outlook	2015 Outlook	2016 Outlook
North America	$691	$720 - $790	$740 - $810	$680 - $740
South America	$650	$725 - $790	$560 - $615	$920 - $1,010
Australia/New Zealand	$966	$855 - $930	$830 - $910	$850 - $925
Batu Hijau, Indonesia	$2,332	$630 - $690	$380 - $420	$440 - $480
Africa	$487	$575 - $625	$695 - $760	$730 - $800
Total Gold	$761	$740 - $790	$690 - $740	$740 - $790
Total Copper	$4.42	$2.00 - $2.25	$1.20 - $1.45	$1.40 - $1.65

Gold costs applicable to sales are expected to remain stable from 2014 through 2016, as planned operating cost and efficiency improvements, as well as throughput and recovery enhancements are anticipated to offset the impacts of inflation. The Company’s 2014-2016 CAS projections assume the impact of 3 percent compound annual inflation, as shown above. Approximately two thirds of the Company’s cost savings are expected to come from operating cost and efficiency improvements, while the remaining third is expected to result from throughput and recovery improvements. North American CAS is expected to benefit from higher grade, lower strip ratios, improved milling and recoveries, as well as increased plant availabilities and efficiencies. South American CAS is expected to benefit from processing plant and facility consolidation to partially mitigate the offsetting impact of maturing deposits. In Africa, benefits from mining fleet optimization and productivity enhancements resulting from improved fragmentation are expected to somewhat offset the impact of lower grade and higher stripping ratios at Ahafo. In Australia and New Zealand, higher throughput, as well as improved shutdown, payload and dispatching management are expected to offset the impact of anticipated inflation. In Indonesia, the completion of Phase 6 stripping and the ramp up of Phase 6 ore mining is expected to significantly improve both gold and copper CAS at Batu Hijau in 2015 and 2016.

Consolidated Capital Expenditures ($M)

Region	2013 Actual	2014 Outlook	2015 Outlook	2016 Outlook
North America	$553	$540 - $600	$430 - $475	$270 - $295
South America	$438	$200 - $250	$140 - $155	$165 - $180
Australia/New Zealand	$286	$275 - $300	$220 - $245	$190 - $210
Batu Hijau, Indonesia	$105	$125 - $150	$130 - $145	$120 - $130
Africa	$405	$130 - $150	$80 - $90	$80 - $90
Total	$1,799	$1,300 - $1,400	$1,000 - $1,100	$900 - $1,000

Newmont expects to invest approximately $1.3 to $1.4 billion in consolidated capital expenditures in 2014 allocating approximately 90 percent to sustaining capital. To strengthen the portfolio, the Company will prioritize projects that create value, lower cost and extend mine life, such as the Turf Vent Shaft project in Nevada. The Company continues to evaluate projects and spending to preserve its balance sheet and contribute to free cash flow.

The Company expects to reduce total capital expenditures by 25 percent in 2014 compared to 2013, and achieve a similar total capital reduction in 2015 as compared to 2014. Total capital expenditures is expected to remain essentially flat in 2016. Cost escalation due to inflation of three percent is included for each year of this outlook.

Development Opportunities

Newmont’s long-term asset strategy is to develop assets that offer the best risk-return profile with a continued bias towards gold and copper. The Company is focused on investing organically to ensure sustainable future production and divesting non-core assets. Opportunities are evaluated based on their ability to create value, increase the portfolio mine life, lower the Company’s position on the cost curve, and represent manageable technical, social, and political risks. Factors that influence investment decisions include balance sheet strength, the price environment, and the success of cost and efficiency improvement efforts.

Internal projects that are under consideration include Merian, Long Canyon, Subika Underground, the Ahafo Mill Expansion and Conga (subject to Newmont’s “Water First” approach, and depending on political and social conditions).

Indonesia Update

In January 2014, the Indonesian government issued new regulations pertaining to the export of copper concentrate that contain potentially restrictive conditions in respect of obtaining an export permit and a significant export duty. While the 2009 mining law preserves the validity of PT Newmont Nusa Tenggara’s (“PTNNT”, the entity operating the Batu Hijau mine) Contract of Work (the investment agreement entered into by PTNNT and the Indonesian government in 1986, which includes the right to export copper concentrates and a prohibition against new taxes, duties, and levies), the Indonesia government has stated its intention to apply the new regulations to PTNNT’s operations and has not yet recognized PTNNT’s rights to export copper concentrate and pay taxes, duties, and levies only in accordance with the Contract of Work. The Company believes that these new 2014 regulations conflict with the Contract of Work. PTNNT is continuing to engage with government officials in Indonesia in an effort to resolve this issue and gain clarity regarding the new regulations, while also considering other remedies, including possible legal action. In connection with that process, Newmont is evaluating potential impacts to its operating plans at Batu Hijau. The Company’s ability to achieve its outlook assumes the continuation of our current operating plans at Batu Hijau. For a discussion of factors which could impact future financial performance and operating results in Indonesia, see Item 1A, under the heading “Risk Factors,” of the Company’s Form 10-K, filed on or about February 20, 2014.

Reserves and Resources

Newmont reported gold reserves of 88.4 million ounces and copper reserves of 8.1 billion pounds for 2013. This represents an 11 percent reduction in reported gold reserves and a 15 percent reduction in copper reserves over 2012 due to reductions in gold and copper pricing utilized as well as mine plan and model changes. Removal of lower grade gold and copper reserves plus additions of higher grade gold reserves in 2013 increased overall gold and copper reserve grades by 7 percent. Notable reserve additions for the year include 1.4 million ounces at Tanami, 1.0 million ounces at Long Canyon and 0.5 million ounces at Merian. Gold reserves were calculated at $1,300 per ounce compared with $1,400 per ounce in 2012, and copper reserves were calculated at $3.00 per pound, compared with $3.25 per pound in 2012.

Gold Reserves (million ounces)

2012 Base	99.2
Additions from exploration drilling, new reserves being declared	5.1
Reductions due to a decreased gold price assumption	-2.5
Revisions due to updated mine designs, model changes and a value over volume analysis	-7.1
Depletion from production	-6.2
2013 Reserves*	88.4

*Totals may not sum due to rounding

Copper Reserves (billion pounds)

2012 Base	9.5
Reductions due to decreased copper price assumption	-0.5
Revisions due to updated mine designs, model changes and a value over volume analysis	-0.6
Depletion from production	-0.3
2013 Reserves	8.1

Newmont also reported an increase in Attributable Measured and Indicated gold and copper resources of 27.8 million ounces and 7.6 billion pounds, respectively, for 2013. In addition, attributable Inferred gold resources were 16 million ounces and attributable Inferred copper resources were 2.0 billion pounds. Resource additions include first-time resource declaration at Elang comprised of Indicated gold and copper resources of 8.1 million ounces and 5.3 billion pounds, respectively, and Inferred gold and copper resources of 1.4 million ounces and 1.0 billion pounds, respectively. Gold resources were calculated using prices of $1,400 per ounce, compared with $1,600 per ounce in 2012. Copper resources were calculated using prices of $3.50 per pound, unchanged from 2012. A $100 increase in gold price would result in an approximate 4 percent increase in gold reserves while a $100 decrease in gold price would result in an approximate 6 percent decrease in gold reserves. A $0.25 increase in copper price would result in an approximate 3 percent increase in copper reserves while a $0.25 decrease in copper price would result in an approximate 5 percent decrease in copper reserves. Mine plan optimization and other revisions accounted for decreases of approximately 7.1 million ounces of gold and 0.6 billion pounds of copper while gold and copper price related reserve revisions accounted for decreases of approximately 2.5 million ounces of gold and 0.5 billion pounds of copper in 2013, as presented in the above tables.

Attributable proven and probable silver reserves for 2013 were 153 million ounces. Attributable Measured and Indicated silver resources for 2013 were 72 million ounces, with additional Inferred silver resources of 31 million ounces. Silver reserves and resources were calculated using prices of $20.00 and $25.00 per ounce, respectively.

For additional details on Newmont’s reported Gold, Copper and Silver Mineral Reserves and Resources, please refer to the tables at the end of this release.

NEWMONT MINING CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(in millions except per share)

	Three Months Ended		Years Ended
	December 31,(1)		December 31,
	2013	2012	2013	2012

Sales	$2,169	$2,476	$8,322	$9,868

Costs and expenses
Costs applicable to sales (2)	1,453	1,131	5,186	4,238
Amortization	381	281	1,362	1,032
Reclamation and remediation	25	47	81	96
Exploration	52	47	247	356
Advanced projects, research and development	57	90	222	348
General and administrative	45	50	203	212
Write-downs	2,087	52	4,352	52
Other expense, net	40	72	300	449
	4,140	1,770	11,953	6,783
Other income (expense)
Other income, net	(17)	157	349	278
Interest expense, net	(92)	(59)	(303)	(249)
	(109)	98	46	29
Income (loss) before income and mining tax and other items	(2,080)	804	(3,585)	3,114
Income and mining tax benefit (expense)	823	(123)	813	(869)
Equity income (loss) of affiliates	1	(12)	(5)	(51)
Income (loss) from continuing operations	(1,256)	669	(2,777)	2,194
Income (loss) from discontinued operations	8	28	61	(76)
Net income (loss)	(1,248)	697	(2,716)	2,118
Net loss (income) attributable to noncontrolling interests	82	(24)	254	(309)
Net income (loss) attributable to Newmont stockholders	$(1,166)	$673	$(2,462)	$1,809

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(1,174)	$645	$(2,523)	$1,885
Discontinued operations	8	28	61	(76)
	$(1,166)	$673	$(2,462)	$1,809
Income (loss) per common share
Basic:
Continuing operations	$(2.34)	$1.30	$(5.06)	$3.80
Discontinued operations	0.01	0.06	0.12	(0.15)
	$(2.33)	$1.36	$(4.94)	$3.65
Diluted:
Continuing operations	$(2.34)	$1.30	$(5.06)	$3.78
Discontinued operations	0.01	0.06	0.12	(0.15)
	$(2.33)	$1.36	$(4.94)	$3.63

Cash dividends declared per common share	$0.20	$0.35	$1.225	$1.40

_________________________________________________________

(1) Unaudited

(2) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended		Years Ended
	December 31,(1)		December 31,
	2013	2012	2013	2012
Operating activities:
Net income (loss)	$(1,248)	$697	$(2,716)	$2,118
Adjustments:
Amortization	381	281	1,362	1,032
Stock based compensation and other non-cash benefits	9	17	64	72
Reclamation and remediation	25	47	81	96
Revaluation of contingent consideration	(18)	12	(18)	12
Loss (income) from discontinued operations	(8)	(28)	(61)	76
Write-downs	2,087	52	4,352	52
Impairment of marketable securities	53	8	105	47
Deferred income taxes	(744)	(10)	(1,314)	15
Gain on asset and investment sales, net	(4)	(95)	(286)	(107)
Other operating adjustments and write-downs	402	(101)	1,099	48
Net change in operating assets and liabilities	(549)	(34)	(1,107)	(1,073)
Net cash provided from continuing operations	386	846	1,561	2,388
Net cash used in discontinued operations	(4)	(4)	(18)	(16)
Net cash provided from operations	382	842	1,543	2,372
Investing activities:
Additions to property, plant and mine development	(372)	(816)	(1,900)	(3,210)
Acquisitions, net	-	(3)	(13)	(25)
Sale of marketable securities	1	1	589	210
Purchases of marketable securities	-	(11)	(1)	(220)
Proceeds from sale of other assets	8	28	63	41
Other	(13)	(12)	(51)	(60)
Net cash used in investing activities	(376)	(813)	(1,313)	(3,264)
Financing activities:
Proceeds from debt, net	276	181	1,538	3,524
Repayment of debt	(90)	(20)	(1,150)	(1,976)
Payment of conversion premium on debt	-	-	-	(172)
Proceeds from stock issuance, net	-	4	2	24
Sale of noncontrolling interests	-	-	32	-
Acquisition of noncontrolling interests	(4)	(10)	(17)	(10)
Dividends paid to noncontrolling interests	-	-	(2)	(3)
Dividends paid to common stockholders	(102)	(174)	(611)	(695)
Other	-	(1)	(4)	(3)
Net cash provided from financing activities	80	(20)	(212)	689
Effect of exchange rate changes on cash	(6)	3	(24)	4
Net change in cash and cash equivalents	80	12	(6)	(199)
Cash and cash equivalents at beginning of period	1,475	1,549	1,561	1,760
Cash and cash equivalents at end of period	$1,555	$1,561	$1,555	$1,561

(1) Unaudited

NEWMONT MINING CORPORATION CONSOLIDATED BALANCE SHEETS

	At December 31,	At December 31,
	2013	2012
	(in millions)
ASSETS
Cash and cash equivalents	$1,555	$1,561
Trade receivables	230	283
Accounts receivable	252	577
Investments	78	86
Inventories	717	796
Stockpiles and ore on leach pads	783	786
Deferred income tax assets	253	195
Other current assets	1,006	1,661
Current assets	4,874	5,945
Property, plant and mine development, net	14,277	18,010
Investments	439	1,446
Stockpiles and ore on leach pads	2,723	2,896
Deferred income tax assets	1,607	481
Other long-term assets	844	872
Total assets	$24,764	$29,650
LIABILITIES
Debt	$595	$10
Accounts payable	478	657
Employee-related benefits	341	339
Income and mining taxes	13	51
Other current liabilities	1,313	2,084
Current liabilities	2,740	3,141
Debt	6,145	6,288
Reclamation and remediation liabilities	1,513	1,457
Deferred income tax liabilities	635	858
Employee-related benefits	325	586
Other long-term liabilities	342	372
Total liabilities	11,700	12,702

EQUITY
Common stock - $1.60 par value;	789	787
Authorized - 750 million shares
Issued and outstanding -
Common: 493 million and 492 million shares issued, less 322,000 and 277,000 treasury shares, respectively
Exchangeable: 56 million shares issued, less 51 million and 51 million redeemed shares, respectively
Additional paid-in capital	8,441	8,330
Accumulated other comprehensive income (loss)	(182)	490
Retained earnings	1,093	4,166
Newmont stockholders’ equity	10,141	13,773
Noncontrolling interests	2,923	3,175
Total equity	13,064	16,948
Total liabilities and equity	$24,764	$29,650

Regional Operating Statistics
Production Statistics Summary
	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Consolidated gold ounces produced (thousands):
North America
Nevada	535	478	1,768	1,748
La Herradura	22	48	183	212
	557	526	1,951	1,960
South America
Yanacocha	184	236	1,017	1,346

Australia/New Zealand
Boddington	179	216	704	724
Other Australia/New Zealand	291	230	1,044	924
	470	446	1,748	1,648

Indonesia
Batu Hijau	12	14	48	68

Africa
Ahafo	162	123	570	561
Akyem	129	-	129	-
	291	123	699	561
	1,514	1,345	5,463	5,583

Consolidated copper pounds produced (millions):
Boddington	16	19	66	67
Batu Hijau	46	33	161	157
	62	52	227	224

Attributable gold ounces produced (thousands):
North America
Nevada	535	478	1,768	1,748
La Herradura	22	48	183	212
	557	526	1,951	1,960
South America
Yanacocha	95	121	523	691
Other South America Equity Interests	16	13	65	53
	111	134	588	744

Australia/New Zealand
Boddington	179	216	704	724
Other Australia/New Zealand	291	230	1,044	924
Other Australia/New Zealand Equity Interests	13	15	56	31
	483	461	1,804	1,679

Indonesia
Batu Hijau	6	7	23	33

Africa
Ahafo	162	123	570	561
Akyem	129	-	129	-
	291	123	699	561
	1,448	1,251	5,065	4,977

Attributable copper pounds produced (millions):
Boddington	16	19	66	67
Batu Hijau	22	16	78	76
	38	35	144	143

CAS and Capital Expenditures
Gold Costs Applicable to Sales ($/ounce) (1)	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
North America
Nevada	$691	$580	$663	$638
La Herradura	2,524	759	967	621
	764	596	691	636
South America
Yanacocha	833	617	650	505

Australia/New Zealand
Boddington	1,115	856	1,083	877
Other Australia/New Zealand	741	961	882	879
	892	912	966	878
Indonesia
Batu Hijau	1,946	1,292	2,332	1,071
Africa
Ahafo	510	694	542	596
Akyem	248	-	248	-
	393	694	487	596
Average	$755	$720	$761	$677
Attributable to Newmont	$744	$726	$765	$698
Copper Costs Applicable to Sales ($/pound) (1)
Boddington	$3.03	$2.23	$2.75	$2.29
Batu Hijau	4.36	2.77	5.17	2.36
Average	$4.02	$2.61	$4.42	$2.34
Attributable to Newmont	$3.81	$2.52	$4.00	$2.33
(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

Consolidated Capital Expenditures ($ million)	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
North America
Nevada	$90	$157	$450	$646
La Herradura	20	39	102	89
Other North America	-	-	1	31
	110	196	553	766
South America
Yanacocha	41	118	177	510
Conga	6	115	190	582
Other South America	6	12	71	66
	53	245	438	1,158
Australia/New Zealand
Boddington	32	64	113	141
Other Australia/New Zealand	50	70	173	296
	82	134	286	437
Indonesia
Batu Hijau	23	50	105	148
	23	50	105	148
Africa
Ahafo	30	52	169	228
Akyem	27	83	236	388
	57	135	405	616
Corporate and Other	5	5	12	27
Total - Accrual Basis	$330	$765	$1,799	$3,152
Change in Capital Accrual	42	51	101	58
Total - Cash Basis	$372	$816	$1,900	$3,210
Attributable to Newmont (Accrual Basis)	$295	$626	$1,566	$2,545

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income (loss) to GAAP Net Income (loss)

Management uses the non-GAAP financial measure Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Newmont stockholders	$(1,166)	$673	$(2,462)	$1,809
Loss (income) from discontinued operations	(8)	(28)	(61)	76
Impairments	1,345	42	2,875	80
Tax valuation allowance	-	-	535	-
Asset Sales	(3)	(82)	(246)	(90)
TMAC transaction costs	-	-	30	-
Boddington contingent consideration	(12)	-	(12)	8
Restructuring and other	11	6	36	26
Income tax benefit from internal restructuring	-	(59)	-	(59)
Adjusted net income (loss)	$167	$552	$695	$1,850
Adjusted net income (loss) per share, basic	$0.33	$1.11	$1.40	$3.73
Adjusted net income (loss) per share, diluted	$0.33	$1.11	$1.40	$3.71

Net income (loss) attributable to Newmont stockholders for the three and twelve months ended December 31, 2013 was impacted by stockpile and leach pad write-downs of $237 and $547, respectively, net of tax and minority interest, which is not reflected in the table above.

CAS per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100 percent economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure on this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of associated non-gold revenues to our cost structure.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce/pound
	Gold(1)			Copper(2)
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011

Costs applicable to sales:
Consolidated per financial statements	$4,176	$3,703	$3,440	$1,010	$535	$450
Noncontrolling interests(3)	(377)	(362)	(442)	(420)	(198)	(171)
Attributable to Newmont	$3,799	$3,341	$2,998	$590	$337	$279

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	5,489	5,466	5,820	229	229	356
Noncontrolling interests(3)	(521)	(679)	(795)	(81)	(84)	(153)
Attributable to Newmont(4)	4,968	4,787	5,025	148	145	203

Costs applicable to sales per ounce/pound:
Consolidated	$761	$677	$591	$4.42	$2.34	$1.26
Attributable to Newmont	$765	$698	$597	$4.00	$2.33	$1.37

(1)Consolidated Costs applicable to sales per financial statements includes by-product credits of $198, $231 and $291 for 2013, 2012 and 2011, respectively.
(2)Consolidated Costs applicable to sales per financial statements includes by-product credits of $4, $11, and $28 for 2013, 2012 and 2011, respectively.
(3)Relates to partners' interests in Batu Hijau and Yanacocha.
(4)Does not include any sales from our non-consolidated interests in La Zanja and Duketon.

Net attributable costs applicable to sales per ounce
	Years Ended December 31,
	2013	2012	2011

Attributable costs applicable to sales:
Gold	$3,799	$3,341	$2,998
Copper	590	337	279
	4,389	3,678	3,277

Copper revenue:
Consolidated	(677)	(785)	(1,262)
Noncontrolling interests(1)	240	289	542
	(437)	(496)	(720)
Net attributable costs applicable to sales	$3,952	$3,182	$2,557

Attributable gold ounces sold (thousands)	4,968	4,787	5,025

Net attributable costs applicable to sales per ounce	$795	$665	$509

(1)Relates to partners' interests in Batu Hijau.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our gold mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that all-in sustaining costs and attributable all-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers and in the investor’s visibility by better defining the total costs associated with producing gold.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs applicable to sales (“CAS”) included by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining all-in sustaining costs, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements in the Company’s form 10-K for the year ended December 31, 2013, which is expected to be filed on February 20, 2014. The allocation of CAS between gold and copper at the Boddington and Batu Hijau mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Boddington and Batu Hijau mines.

	Costs		Advanced		Other	Treatment and		All-In	Ounces		All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Sold		Costs
December 31, 2013	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)(8)	Costs	(000	)(9)	per ounce

Nevada	$365	$5	$16	$-	$4	$2	$60	$452	527		$858
La Herradura	55	-	11	-	-	-	13	79	22		3,591
Other North America	-	-	2	-	(3)	-	-	(1)	-
North America	420	5	29	-	1	2	73	530	549		965

Yanacocha	154	22	9	-	2	-	40	227	186		1,220
Conga	-	-	8	-	1	-	-	9	-
Other South America	-	-	8	-	1	-	-	9	-
South America	154	22	25	-	4	-	40	245	186		1,317
Attributable to Newmont								130	96		1,354

Boddington	227	1	-	-	-	1	26	255	203		1,256
Other Australia/New Zealand	224	7	8	-	9	-	48	296	302		980
Australia/New Zealand	451	8	8	-	9	1	74	551	505		1,091

Batu Hijau	26	1	-	-	1	1	2	31	13		2,385
Indonesia	26	1	-	-	1	1	2	31	13		2,385
Attributable to Newmont								16	6		2,385

Ahafo	81	1	15	-	3	-	11	111	159		698
Akyem	32	-	-	-	3	-	-	35	129		271
Other Africa	-	-	2	-	(1)	-	-	1	-		-
Africa	113	1	17	-	5	-	11	147	288		510

Corporate and Other	-	-	29	45	9	-	4	87	-		-
Consolidated	$1,164	$37	$108	$45	$29	$4	$204	$1,591	1,541		$1,032
Attributable to Newmont								$1,461	1,444		$1,012

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Boddington and Batu Hijau of $289.
(3)	Includes gold by-product credits of $ 44.
(4)	Remediation costs include operating accretion of $15 and amortization of asset retirement costs of $ 25 which is further reduced by the copper allocation of Remediation costs of $3.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $1.
(6)	Other expense, net is adjusted for restructuring of $17, the copper allocation of $12 offset by $18 for Boddington Contingent Consideration.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in capital accrual of $140. The following are major development projects; Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.
(8)	Excludes the copper allocation of $ 28.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

	Costs		Advanced		Other	Treatment and		All-In	Ounces		All-In Sustaining
Three Months Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Sold		Costs
December 31, 2012	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)(8)	Costs	(000	)(9)	per ounce

Nevada	$281	$3	$14	$-	$1	$3	$95	$397	483		$822
La Herradura	36	-	13	-	-	-	33	82	48		1,708
Other North America	-	-	-	-	(2)	-	-	(2)	-
North America	317	3	27	-	(1)	3	128	477	531		898

Yanacocha	146	9	10	-	22	-	104	291	238		1,223
Conga	-	-	13	-	-	-	-	13	-		-
Other South America	-	-	10	-	2	-	10	22	-		-
South America	146	9	33	-	24	-	114	326	238		1,370
Attributable to Newmont								179	123		1,455

Boddington	174	1	-	-	1	1	51	228	204		1,118
Other Australia/New Zealand	223	7	18	-	8	-	64	320	231		1,385
Australia/New Zealand	397	8	18	-	9	1	115	548	435		1,260

Batu Hijau	24	-	2	-	2	1	8	37	19		1,947
Indonesia	24	-	2	-	2	1	8	37	19		1,947
Attributable to Newmont								18	9		1,947

Ahafo	73	1	11	-	6	-	19	110	105		1,048
Akyem	-	-	4	-	1	-	-	5	-		-
Other Africa	-	-	4	-	-	-	-	4	-		-
Africa	73	1	19	-	7	-	19	119	105		1,133

Corporate and Other	-	-	29	50	(1)	-	6	84	-		-
Consolidated	$957	$21	$128	$50	$40	$5	$390	$1,591	1,328		$1,198
Noncontrolling interests								166	125		1,328
Attributable to Newmont								$1,425	1,203		$1,185
(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Boddington and Batu Hijau of $174.
(3)	Includes gold by-product credits of $ 67.
(4)	Remediation costs include operating accretion of $13 and amortization of asset retirement costs of $ 11 which is further reduced by the copper allocation of Remediation costs of $3.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $9.
(6)	Other expense, net is adjusted for Hope Bay Care and Maintenance of $15, restructuring of $10, and the copper allocation of $7.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in capital accrual of $373. The following are major development projects; Emigrant, Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Tanami Vent Shaft, Ahafo Mill Expansion, and Akyem for 2012.
(8)	Excludes the copper allocation of $ 53.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

	Costs		Advanced		Other	Treatment and		All-In	Ounces		All-In Sustaining
Years Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Sold		Costs
December 31, 2013	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)(8)	Costs	(000	)(9)	per ounce

Nevada	$1,164	$15	$94	$-	$17	$23	$258	$1,571	1,756		$895
La Herradura	177	-	42	-	-	-	74	293	183		1,601
Other North America	-	-	4	-	1	-	1	6	-
North America	1,341	15	140	-	18	23	333	1,870	1,939		964

Yanacocha	663	90	41	-	63	-	148	1,005	1,022		983
Conga	-	-	24	-	3	-	-	27	-
Other South America	-	-	22	-	1	-	-	23	-
South America	663	90	87	-	67	-	148	1,055	1,022		1,032
Attributable to Newmont								553	525		1,053

Boddington	805	6	1	-	2	4	90	908	743		1,222
Other Australia/New Zealand	921	26	39	-	41	-	166	1,193	1,044		1,143
Australia/New Zealand	1,726	32	40	-	43	4	256	2,101	1,787		1,176

Batu Hijau	107	2	2	-	3	5	12	131	46		2,848
Other Indonesia	-	-	-	-	(2)	-	-	(2)	-
Indonesia	107	2	2	-	1	5	12	129	46		2,804
Attributable to Newmont								62	22		2,818

Ahafo	307	3	51	-	24	-	109	494	566		873
Akyem	32	-	7	-	3	-	-	42	129		326
Other Africa	-	-	13	-	-	-	-	13	-
Africa	339	3	71	-	27	-	109	549	695		790

Corporate and Other	-	-	117	203	25	-	12	357	-
Consolidated	$4,176	$142	$457	$203	$181	$32	$870	$6,061	5,489		$1,104
Attributable to Newmont								$5,492	4,968		$1,105
(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Boddington and Batu Hijau of $1,010.
(3)	Includes gold by-product credits of $198.
(4)	Remediation costs include operating accretion of $61 and amortization of asset retirement costs of $94 which is further reduced by the copper allocation of Remediation costs of $13.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $12.
(6)	Other expense, net is adjusted for restructuring of $67, TMAC transaction costs of $45, and the copper allocation of $25 offset by $18 for Boddington Contingent Consideration.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $915. The following are major development projects; Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.
(8)	Excludes the copper allocation of $115.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

	Costs		Advanced		Other	Treatment and		All-In	Ounces		All-In Sustaining
Years Ended	Applicable	Remediation	Projects and	General and	Expense,	Refining	Sustaining	Sustaining	Sold		Costs
December 31, 2012	to Sales(1)(2)(3)	Costs(4)	Exploration(5)	Administrative	Net(6)	Costs	Capital(7)(8)	Costs	(000	)(9)	per ounce

Nevada	$1,098	$12	$138	$-	$18	$22	$499	$1,787	1,719		$1,040
La Herradura	132	-	41	-	-	-	71	244	212		1,151
Other North America	-	-	2	-	1	-	-	3	-
North America	1,230	12	181	-	19	22	570	2,034	1,931		1,053

Yanacocha	669	34	59	-	70	-	479	1,311	1,325		989
Conga	-	-	61	-	-	-	-	61	-
Other South America	-	-	69	-	4	-	10	83	-
South America	669	34	189	-	74	-	489	1,455	1,325		1,098
Attributable to Newmont								788	681		1,157

Boddington	623	6	6	-	3	7	112	757	711		1,065
Other Australia/New Zealand	796	24	84	-	47	-	231	1,182	905		1,306
Australia/New Zealand	1,419	30	90	-	50	7	343	1,939	1,616		1,200

Batu Hijau	71	2	5	-	8	7	23	116	67		1,731
Other Indonesia	-	-	-	-	(3)	-	-	(3)	-
Indonesia	71	2	5	-	5	7	23	113	67		1,687
Attributable to Newmont								53	32		1,656

Ahafo	314	4	53	-	24	-	85	480	527		911
Akyem	-	-	19	-	1	-	-	20	-
Other Africa	-	-	12	-	1	-	-	13	-
Africa	314	4	84	-	26	-	85	513	527		973

Corporate and Other	-	-	126	212	18	-	25	381	-
Consolidated	$3,703	$82	$675	$212	$192	$36	$1,535	$6,435	5,466		$1,177
Attributable to Newmont								$5,708	4,787		$1,192
(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Boddington and Batu Hijau of $535.
(3)	Includes gold by-product credits of $231.
(4)	Remediation costs include operating accretion of $55 and amortization of asset retirement costs of $40 which is further reduced by the copper allocation of Remediation costs of $13.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $29.
(6)	Other expense, net is adjusted for restructuring of $58, Hope Bay care and maintenance of $144, Boddington Contingent Consideration of $12, and the copper allocation of $43.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $1,523. The following are major development projects; Emigrant, Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Tanami Vent Shaft, Ahafo Mill Expansion, and Akyem for 2012.
(8)	Excludes the copper allocation of $ 152.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

Consolidated Spending ($M)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Costs applicable to sales	$1,453	$1,131	$5,186	$4,238
CAS inventory, stockpiles and leach pad write-downs	(348)	(7)	(972)	(33)
Advanced projects, research and development and Exploration	109	137	469	704
General and administrative	45	50	203	212
Other expense, net (1)	39	47	206	235
Sustaining capital	231	444	985	1,687
Consolidated Spending	$1,529	$1,802	$6,077	$7,043

(1) Other expense, net is adjusted for restructuring of $67, TMAC transaction costs of $45, and Boddington contingent consideration of ($18) for 2013; 2012 other expense, net is adjusted for Hope Bay care and maintenance of $144, restructuring costs of $58, and Boddington contingent consideration of $12.

Reserve and Resource Tables

Proven and Probable reserves are based on extensive drilling, sampling, mine modeling and metallurgical testing from which we determine economic feasibility. Metal price assumptions follow SEC guidance not to exceed a three year trailing average. The price sensitivity of reserves depends upon several factors including grade, metallurgical recovery, operating cost, waste-to-ore ratio and ore type. Metallurgical recovery rates vary depending on the metallurgical properties of each deposit and the production process used. The reserve tables included in this release list the average metallurgical recovery rate for each deposit, which takes into account the relevant processing methods. The cut-off grade, or lowest grade of mineralized material considered economic to process, varies with material type, price, metallurgical recoveries, operating costs and co- or by-product credits. The Proven and Probable reserve figures presented herein are estimates based on information available at the time of calculation. No assurance can be given that the indicated levels of recovery of gold and copper will be realized. Ounces of gold and silver or pounds of copper included in the proven and probable reserves are those contained prior to losses during metallurgical treatment. Reserve estimates may require revision based on actual production. Market fluctuations in the price of gold or copper, as well as increased production costs or reduced metallurgical recovery rates, could render certain proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and might result in a reduction of reserves.

The Measured, Indicated, and Inferred resource figures presented herein are estimates based on information available at the time of calculation and are exclusive of reserves. A “Mineral Resource” is a concentration or occurrence of solid material of economic interest in or on the Earth’s crust in such form, grade, or quality and quantity that there are reasonable prospects for eventual economic extraction. The location, quantity, grade or quality, continuity and other geological characteristics of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are sub-divided, in order of increasing geological confidence, into Inferred, Indicated and Measured categories. Ounces of gold and silver or pounds of copper included in the Measured, Indicated and Inferred resources are those contained prior to losses during metallurgical treatment. Market fluctuations in the price of gold and copper, as well as increased production costs or reduced metallurgical recovery rates, could change future estimates of resources.

We publish reserves and resources annually, and will recalculate reserves and resources at year-end 2014, taking into account metal prices, changes, if any, in future production and capital costs, mine designs, model changes, divestments and depletion as well as any acquisitions and additions during 2014.

Attributable Proven, Probable, and Combined Gold Reserves(1), U.S. Units
December 31, 2013												December 31, 2012
Deposits/Districts by Reporting Unit		Proven Reserves			Probable Reserves			Proven and Probable Reserves			Metallurgical Recovery	Proven + Probable Reserves
	Newmont	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold		Tonnage	Grade	Gold
	Share	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)		(x1000 tons)	(oz/ton)	(x1000 ozs)
North America
Carlin Open Pits, Nevada	100%	71,200	0.054	3,870	200,400	0.029	5,860	271,600	0.036	9,730	76%	313,200	0.037	11,650
Carlin Underground, Nevada	100%	17,800	0.258	4,590	6,100	0.233	1,420	23,900	0.252	6,010	85%	23,500	0.265	6,230
Midas, Nevada(2)	100%	50	0.135	10	200	0.083	20	250	0.093	30	85%	600	0.095	50
Phoenix, Nevada	100%	21,000	0.019	390	314,800	0.017	5,270	335,800	0.017	5,660	73%	439,900	0.017	7,430
Twin Creeks, Nevada	100%	5,800	0.109	640	33,600	0.051	1,720	39,400	0.060	2,360	73%	58,300	0.058	3,400
Long Canyon(3)	100%	0		0	15,700	0.065	1,010	15,700	0.065	1,010	78%	-	-	-
Turquoise Ridge, Nevada(4)	25%	1,500	0.538	820	1,800	0.499	870	3,300	0.517	1,690	92%	5,100	0.381	1,940
Nevada In-Process(5)	100%	22,400	0.018	390	-	-	-	22,400	0.018	390	61%	25,500	0.018	450
Nevada Stockpiles(6)	100%	68,800	0.059	4,030	3,400	0.028	90	72,200	0.057	4,120	73%	72,300	0.054	3,920
Total Nevada		208,550	0.071	14,740	576,000	0.028	16,260	784,550	0.040	31,000	77%	938,400	0.037	35,070
La Herradura, Mexico	44%	61,000	0.020	1,240	48,400	0.019	940	109,400	0.020	2,180	74%	158,100	0.017	2,610
TOTAL NORTH AMERICA		269,550	0.059	15.980	624,400	0.028	17,200	893,950	0.037	33,180	77%	1,096,500	0.034	37,680
South America
Conga, Peru(7)	51.35%	-	-	-	303,400	0.021	6,460	303,400	0.021	6,460	75%	303,400	0.021	6,460
Yanacocha Open Pits	51.35%	21,700	0.047	1,010	73,100	0.017	1,280	94,800	0.024	2,290	73%	96,400	0.024	2,360
Yanacocha In-Process(5)	51.35%	9,100	0.020	190	-	-	-	9,100	0.020	190	72%	8,600	0.026	220
Yanacocha Stockpiles(6)	51.35%	8,800	0.054	480	-	-	-	8,800	0.054	480	64%	8,400	0.054	460
Total Yanacocha, Peru	51.35%	39,600	0.042	1,680	73,100	0.017	1,280	112,700	0.026	2,960	71%	113,400	0.027	3,040
La Zanja, Peru(8)	46.94%	1,200	0.020	20	7,500	0.021	150	8,700	0.021	170	66%	12,500	0.018	230
Merian, Suriname(9)	80%	-	-	-	95,500	0.035	3,390	95,500	0.035	3,390	93%	79,800	0.036	2,850
TOTAL SOUTH AMERICA		40,800	0.042	1,700	479,500	0.024	11,280	520,300	0.025	12,980	79%	509,100	0.025	12,580
Australia/New Zealand
Boddington, Open Pit	100%	88,000	0.021	1,860	528,100	0.020	10,730	616,100	0.020	12,590	80%	930,500	0.019	17,660
Boddington Stockpiles	100%	27,500	0.016	440	42,300	0.013	540	69,800	0.014	980	81%	63,800	0.015	940
Total Boddington, Western Australia	100%	115,500	0.020	2,300	570,400	0.020	11,270	685,900	0.020	13,570	80%	994,300	0.019	18,600
Duketon, Western Australia(10)	19.52%	1,100	0.043	50	12,100	0.040	480	13,200	0.040	530	95%	12,600	0.045	570
Jundee, Western Australia	100%	1,700	0.064	110	1,600	0.192	300	3,300	0.124	410	91%	3,900	0.130	510
Kalgoorlie Open Pit and Underground	50%	9,900	0.059	580	31,600	0.056	1,770	41,500	0.057	2,350	85%	50,400	0.057	2,870
Kalgoorlie Stockpiles(6)	50%	59,700	0.023	1,370	-	-	-	59,700	0.023	1,370	76%	57,900	0.023	1,330
Total Kalgoorlie, Western Australia	50%	69,600	0.028	1,950	31,600	0.056	1,770	101,200	0.037	3,720	81%	108,300	0.039	4,200
Tanami, Northern Territory	100%	4,000	0.159	640	13,800	0.172	2,370	17,800	0.169	3,010	94%	13,900	0.161	2,220
Waihi, New Zealand	100%	200	0.252	60	2,000	0.080	160	2,200	0.098	220	90%	3,000	0.101	300
TOTAL AUSTRALIA/NEW ZEALAND		192,100	0.027	5,110	631,500	0.026	16,350	823,600	0.026	21,460	83%	1,136,000	0.023	26,400
Indonesia
Batu Hijau Open Pit(11)	48.5%	119,000	0.014	1,660	144,100	0.009	1,340	263,100	0.011	3,000	76%	297,900	0.010	3,110
Batu Hijau Stockpiles(6)(11)	48.5%	-		-	138,200	0.003	430	138,200	0.003	430	65%	140,600	0.003	440
TOTAL INDONESIA		119,000	0.014	1,660	282,300	0.006	1,770	401,300	0.009	3,430	75%	438,500	0.008	3,550
Africa
Ahafo Open Pits(12)	100%	8,000	0.069	560	126,800	0.061	7,770	134,800	0.062	8,330	88%	183,100	0.055	10,150
Ahafo Underground(13)	100%	-		-	4,900	0.129	630	4,900	0.129	630	91%	4,900	0.129	630
Ahafo Stockpiles(6)	100%	37,300	0.031	1,160	-	-	-	37,300	0.031	1,160	86%	27,200	0.030	800
Total Ahafo, Ghana	100%	45,300	0.038	1,720	131,700	0.064	8,400	177,000	0.057	10,120	88%	215,200	0.054	11,580
Akyem Open Pit	100%	-		-	137,800	0.049	6,810	137,800	0.049	6,810	88%	144,600	0.051	7,380
Akyem Stockpiles(6)	100%	5,500	0.068	370	-	-	-	5,500	0.068	370	90%	-	-	-
Total Akyem, Ghana(14)	100%	5,500	0.068	370	137,800	0.049	6,810	143,300	0.050	7,180	88%	144,600	0.051	7,380
TOTAL AFRICA		50,800	0.041	2,090	269,500	0.056	15,210	320,300	0.054	17,300	88%	359,800	0.053	18,960
TOTAL NEWMONT WORLDWIDE		672,250	0.039	26,540	2,287,200	0.027	61,810	2,959,450	0.030	88,350	81%	3,539,900	0.028	99,170
(1)	Reserves are calculated at a gold price of $1,300, A$1,415 or NZ$1,675 per ounce unless otherwise noted. 2012 reserves were calculated at a gold price of $1,400, A$1,400 or NZ$1,800 per ounce unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000 unless they are less than 50,000, and gold ounces have been rounded to the nearest 10,000.
(2)	Property sold to Klondex Mines on February 11, 2014. Values in the table above are as of December 31, 2013.
(3)	Project is currently undeveloped.
(4)	Reserve estimates provided by Barrick, the operator of the Turquoise Ridge joint venture.
(5)	In-process material is the material on leach pads at the end of the year from which gold remains to be recovered. In-process material reserves are reported separately where tonnage or contained ounces are greater than 5% of the total site-reported reserves and contained ounces are greater than 100,000.
(6)	Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpile reserves are reported separately where tonnage or contained ounces are greater than 5% of the total site-reported reserves and contained ounces are greater than 100,000.
(7)	Project is under development.
(8)	Reserve estimates were provided by Buenaventura, the operator of the La Zanja project.
(9)	Project has completed Feasibility and awaits construction decision. Percentage reflects Newmont’s economic interest at December 31, 2013. As of February 19, 2014, Newmont’s economic interest was 100%.
(10)	Reserve estimates provided by Regis Resources Ltd., in which Newmont holds a 19.52% interest.
(11)	Percentage reflects Newmont’s economic interest as of December 31, 2013.
(12)	Includes undeveloped reserves at Yamfo South, Yamfo Central, Techire West, Subenso South, Subenso North, Yamfo Northeast, and Susuan totaling 3.2 million ounces.
(13)	Subika Underground project is under development.
(14)	Project reached commercial production in November 2013.

Attributable Proven, Probable, and Combined Gold Reserves(1), Metric Units
December 31, 2013												December 31, 2012
Deposits/Districts by Reporting Unit		Proven Reserves			Probable Reserves			Proven and Probable Reserves			Metallurgical Recovery	Proven + Probable Reserves
	Newmont	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold		Tonnage	Grade	Gold
	Share	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)		(x1000 tonnes)	(g/tonne)	(x1000 ozs)
North America
Carlin Open Pits, Nevada	100%	64,500	1.87	3,870	181,800	1.00	5,860	246,300	1.23	9,730	76%	284,200	1.28	11,650
Carlin Underground, Nevada	100%	16,100	8.85	4,590	5,500	7.99	1,420	21,600	8.63	6,010	85%	21,300	9.09	6,230
Midas, Nevada(2)	100%	40	4.64	10	200	2.84	20	240	3.19	30	85%	500	3.25	50
Phoenix, Nevada	100%	19,000	0.64	390	285,600	0.57	5,270	304,600	0.58	5,660	73%	399,000	0.58	7,430
Twin Creeks, Nevada	100%	5,300	3.75	640	30,400	1.76	1,720	35,700	2.05	2,360	73%	52,900	2.00	3,400
Long Canyon(3)	100%	0		0	14,200	2.22	1,010	14,200	2.22	1,010	78%	-		-
Turquoise Ridge, Nevada(2)	25%	1,400	18.44	820	1,600	17.12	870	3,000	17.73	1,690	92%	4,700	13.07	1,940
Nevada In-Process(5)	100%	20,300	0.60	390	-		-	20,300	0.60	390	61%	23,200	0.61	450
Nevada Stockpiles(6)	100%	62,400	2.01	4,030	3,100	0.95	90	65,500	1.96	4,120	73%	65,500	1.86	3,920
Total Nevada		189,040	2.42	14,740	522,400	0.97	16,260	711,440	1.35	31,000	77%	851,300	1.28	35,070
La Herradura, Mexico	44%	55,300	0.70	1,240	43,900	0.67	940	99,200	0.68	2,180	74%	143,400	0.57	2,610
TOTAL NORTH AMERICA		244,340	2.03	15,980	566,300	0.95	17,200	810,640	1.27	33,180	77%	994,700	1.18	37,680
South America
Conga, Peru(7)	51.35%	-		-	275,200	0.73	6,460	275,200	0.73	6,460	75%	275,200	0.73	6,460
Yanacocha Open Pits	51.35%	19,600	1.60	1,010	66,300	0.60	1,280	85,900	0.83	2,290	73%	87,500	0.84	2,360
Yanacocha In-Process(5)	51.35%	8,300	0.70	190	-		-	8,300	0.70	190	72%	7,800	0.88	220
Yanacocha Stockpiles(6)	51.35%	8,000	1.86	480	-		-	8,000	1.86	480	64%	7,600	1.86	460
Total Yanacocha, Peru	51.35%	35,900	1.45	1,680	66,300	0.60	1,280	102,200	0.90	2,960	71%	102,900	0.92	3,040
La Zanja, Peru(8)	46.94%	1,100	0.70	20	6,800	0.70	150	7,900	0.70	170	66%	11,400	0.61	230
Merian, Suriname(9)	80%	-		-	86,600	1.22	3,390	86,600	1.22	3,390	93%	72,400	1.22	2,850
TOTAL SOUTH AMERICA		37,000	1.43	1,700	434,900	0.81	11,280	471,900	0.86	12,980	79%	461,900	0.85	12,580
Australia/New Zealand
Boddington, Western Australia	100%	79,900	0.72	1,860	479,100	0.70	10,730	559,000	0.70	12,590	80%	844,100	0.65	17,660
Boddington Stockpiles	100%	25,000	0.55	440	38,300	0.43	540	63,300	0.48	980	81%	57,800	0.50	940
Total Boddington, Western Australia	100%	104,900	0.68	2,300	517,400	0.68	11,270	622,300	0.68	13,570	80%	901,900	0.64	18,600
Duketon, Western Australia(10)	19.52%	1,000	1.49	50	11,000	1.37	480	12,000	1.38	530	95%	11,500	1.53	570
Jundee, Western Australia	100%	1,600	2.18	110	1,400	6.59	300	3,000	4.26	410	91%	3,600	4.46	510
Kalgoorlie Open Pit and Underground	50%	9,000	2.01	580	28,600	1.92	1,770	37,600	1.94	2,350	85%	45,700	1.95	2,870
Kalgoorlie Stockpiles(6)	50%	54,200	0.79	1,370	-		-	54,200	0.79	1,370	76%	52,500	0.79	1,330
Total Kalgoorlie, Western Australia	50%	63,200	0.96	1,950	28,600	1.92	1,770	91,800	1.26	3,720	81%	98,200	1.33	4,200
Tanami, Northern Territory	100%	3,700	5.45	640	12,500	5.91	2,370	16,200	5.81	3,010	94%	12,600	5.51	2,220
Waihi, New Zealand	100%	200	8.63	60	1,800	2.74	160	2,000	3.36	220	90%	2,700	3.45	300
TOTAL AUSTRALIA/NEW ZEALAND		174,600	0.91	5,110	572,700	0.89	16,350	747,300	0.89	21,460	83%	1,030,500	0.65	26,400
Indonesia
Batu Hijau Open Pit(11)	48.5%	108,000	0.48	1,660	130,700	0.32	1,340	238,700	0.39	3,000	76%	270,200	0.36	3,110
Batu Hijau Stockpiles(6)(11)	48.5%	-		-	125,300	0.11	430	125,300	0.11	430	65%	127,600	0.11	440
TOTAL INDONESIA		108,000	0.48	1,660	256,000	0.22	1,770	364,000	0.29	3,430	75%	397,800	0.28	3,550
Africa
Ahafo Open Pits(12)	100%	7,300	2.37	560	115,000	2.10	7,770	122,300	2.12	8,330	88%	166,100	1.90	10,150
Ahafo Underground(13)	100%	-		-	4,400	4.43	630	4,400	4.43	630	91%	4,400	4.43	630
Ahafo Stockpiles(6)	100%	33,800	1.07	1,160	-		-	33,800	1.07	1,160	86%	24,700	1.01	800
Total Ahafo, Ghana	100%	41,100	1.30	1,720	119,400	2.19	8,400	160,500	1.96	10,120	88%	195,200	1.85	11,580
Akyem Open Pit	100%	-		-	125,000	1.69	6,810	125,000	1.69	6,810	88%	131,100	1.75	7,380
Akyem Stockpile	100%	5,000	2.32	370	-		-	5,000	2.32	370	90%	-		-
Total Akyem, Ghana(14)	100%	5,000	2.32	370	125,000	1.69	6,810	130,000	1.72	7,180	88%	131,100	1.75	7,380
TOTAL AFRICA		46,100	1.41	2,090	244,400	1.94	15,210	290,500	1.85	17,300	88%	326,300	1.81	18,960
TOTAL NEWMONT WORLDWIDE		610,040	1.35	26,540	2,074,300	0.93	61,810	2,684,340	1.02	88,350	81%	3,211,200	0.96	99,170
See Footnotes under Gold Reserves U.S. units table.

Attributable Gold Mineral Resources(1)(2), U.S. Units
December 31, 2013
Deposits/Districts by Reporting Unit		Gold Measured Resource			Gold Indicated Resource			Gold Measured + Indicated Resource(3)			Gold Inferred Resource
	Newmont	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	Share	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)
North America
Buffalo Valley, Nevada	70%	-		-	15,500	0.019	290	15,500	0.019	290	400	0.011	-
Carlin Trend Open Pits, Nevada	100%	26,100	0.036	930	57,700	0.023	1,320	83,800	0.027	2,250	17,200	0.018	300
Carlin Trend Underground, Nevada	100%	400	0.182	80	1,500	0.199	300	1,900	0.195	380	2,500	0.264	660
Lone Tree Complex, Nevada	100%	-		-	2,500	0.023	60	2,500	0.023	60	7,500	0.017	130
Long Canyon, Nevada	100%	100	0.097	-	3,600	0.097	350	3,700	0.097	350	16,500	0.090	1,490
Midas, Nevada(4)	100%	-		-	100	0.040	-	100	0.040	-	400	0.038	20
Phoenix, Nevada	100%	4,600	0.013	60	170,200	0.011	1,920	174,800	0.011	1,980	87,000	0.013	1,090
Sandman, Nevada	100%	-		-	1,300	0.036	50	1,300	0.036	50	1,100	0.054	60
Turquoise Ridge, Nevada(5)	25%	700	0.404	290	700	0.364	240	1,400	0.385	530	800	0.533	440
Twin Creeks, Nevada	100%	9,300	0.083	770	22,700	0.063	1,430	32,000	0.069	2,200	100	0.053	-
Nevada Stockpiles(6)	100%	5,400	0.066	360	-		-	5,400	0.066	360	2,300	0.043	100
Total Nevada		46,600	0.054	2,490	275,800	0.022	5,960	322,400	0.026	8,450	135,800	0.032	4,290
La Herradura, Mexico	44%	15,600	0.022	340	16,700	0.021	350	32,300	0.021	690	11,300	0.020	220
TOTAL NORTH AMERICA		62,200	0.046	2,830	292,500	0.022	6,310	354,700	0.026	9,140	147,100	0.031	4,510
South America
Conga, Peru	51.35%	-		-	89,300	0.012	1,030	89,300	0.012	1,030	130,500	0.011	1,480
Yanacocha, Peru	51.35%	500	0.038	20	15,500	0.015	220	16,000	0.015	240	92,200	0.025	2,350
La Zanja, Peru(7)	46.94%	-	0.006	-	700	0.012	10	700	0.012	10	1,200	0.021	30
Merian, Suriname	80%	2,100	0.029	60	18,000	0.030	540	20,100	0.030	600	23,700	0.031	740
TOTAL SOUTH AMERICA		2,600	0.030	80	123,500	0.015	1,800	126,100	0.015	1,880	247,600	0.019	4,600
Australia/New Zealand
Boddington, Western Australia	100%	8,000	0.013	110	164,400	0.015	2,500	172,400	0.015	2,610	6,300	0.016	100
Duketon, Western Australia(8)	19.52%	400	0.033	10	14,300	0.026	370	14,700	0.026	380	19,400	0.026	500
Jundee, Western Australia	100%	-		-	-		-	-		-	600	0.148	100
Kalgoorlie, Western Australia	50%	6,200	0.044	270	21,500	0.043	930	27,700	0.043	1,200	800	0.067	50
McPhilliamy, New South Wales(8)	19.52%	-		-	8,900	0.037	330	8,900	0.037	330	3,500	0.046	160
Tanami, Northern Territories	100%	300	0.148	50	1,700	0.164	280	2,000	0.161	330	8,600	0.177	1,520
Waihi, New Zealand	100%	-		-	400	0.373	150	400	0.373	150	600	0.304	190
TOTAL AUSTRALIA/NEW ZEALAND		14,900	0.029	440	211,200	0.022	4,560	226,100	0.022	5,000	39,800	0.066	2,620
Indonesia
Batu Hijau, Indonesia(9)	48.5%	18,300	0.011	200	111,300	0.009	960	129,600	0.009	1,160	43,600	0.003	130
Elang, Indonesia	48.5%	-		-	789,200	0.010	8,140	789,200	0.010	8,140	200,600	0.007	1,420
TOTAL INDONESIA		18,300	0.011	200	900,500	0.010	9,100	918,800	0.010	9,300	244,200	0.006	1,550
Africa
Ahafo, Ghana	100%	5,000	0.035	170	53,900	0.042	2,240	58,900	0.041	2,410	26,500	0.054	1,440
Subika Underground	100%	-		-	-		-	-		-	9,400	0.136	1,280
Total Ahafo, Ghana	100%	5,000	0.035	170	53,900	0.042	2,240	58,900	0.041	2,410	35,900	0.076	2,720
Akyem, Ghana	100%	-		-	5,300	0.016	90	5,300	0.016	90	3,200	0.031	100
TOTAL AFRICA		5,000	0.035	170	59,200	0.039	2,330	64,200	0.039	2,500	39,100	0.072	2,820
TOTAL NEWMONT WORLDWIDE		103,000	0.036	3,720	1,586,900	0.015	24,100	1,689,900	0.016	27,820	717,800	0.022	16,100
(1)	Resources are reported exclusive of reserves.
(2)	Resources are calculated at a gold price of $1,400, A$1,475 or NZ$1,700 per ounce unless otherwise noted. 2012 Resources were calculated at a gold price of $1,600, A$1,600 or NZ$2,050 per ounce unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000, and ounces have been rounded to the nearest 10,000.
(3)	Measured and Indicated combined Resources are equivalent to Mineralized Material disclosed in Newmont’s 10-K filing.
(4)	Property sold to Klondex Mines on February 11, 2014. Values in the table above are as of December 31, 2013.
(5)	Resource estimates provided by Barrick, the operator of the Turquoise Ridge joint venture.
(6)	Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills.
(7)	Resource estimates provided by Buenaventura, the operator of the La Zanja project.
(8)	Resource estimates provided by Regis Resources Ltd., in which Newmont holds a 19.52% interest.
(9)	Percentage reflects Newmont’s economic interest as of December 31, 2013.

Attributable Gold Mineral Resources(1)(2), Metric Units
December 31, 2013
Deposits/Districts by Reporting Unit		Gold Measured Resource			Gold Indicated Resource			Gold Measured + Indicated Resource(3)			Gold Inferred Resource
	Newmont	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold	Tonnage	Grade	Gold
	Share	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonne)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)
North America
Buffalo Valley, Nevada	70%	-		-	14,100	0.65	290	14,100	0.65	290	400	0.38	-
Carlin Trend Open Pits, Nevada	100%	23,700	1.23	930	52,400	0.79	1,320	76,100	0.92	2,250	15,600	0.60	300
Carlin Trend Underground, Nevada	100%	400	6.22	80	1,400	6.83	300	1,800	6.70	380	2,300	9.04	660
Lone Tree Complex, Nevada	100%	-		-	2,300	0.79	60	2,300	0.79	60	6,800	0.57	130
Long Canyon, Nevada	100%	-		-	3,200	3.32	350	3,200	3.32	350	14,900	3.09	1,490
Midas, Nevada(4)	100%	-		-	100	1.38	-	100	1.38	-	400	1.29	20
Phoenix, Nevada	100%	4,200	0.44	60	154,400	0.39	1,920	158,600	0.39	1,980	78,900	0.43	1,090
Sandman, Nevada	100%	-		-	1,200	1.23	50	1,200	1.23	50	1,000	1.85	60
Turquoise Ridge, Nevada(5)	25%	700	13.86	290	600	12.49	240	1,300	13.21	530	800	18.28	440
Twin Creeks, Nevada	100%	8,400	2.85	770	20,600	2.16	1,430	29,000	2.36	2,200	100	1.80	-
Nevada Stockpiles(6)	100%	4,900	2.26	360	-		-	4,900	2.26	360	2,100	1.48	100
Total Nevada		42,300	1.84	2,490	250,300	0.74	5,960	292,600	0.90	8,450	123,300	1.08	4,290
La Herradura, Mexico	44%	14,200	0.74	340	15,100	0.72	350	29,300	0.73	690	10,300	0.68	220
TOTAL NORTH AMERICA		56,500	1.56	2,830	265,400	0.74	6,310	321,900	0.88	9,140	133,600	1.05	4,510
South America
Conga, Peru	51.35%	-		-	81,000	0.40	1,030	81,000	0.40	1,030	118,400	0.39	1,480
Yanacocha, Peru	51.35%	500	1.30	20	14,100	0.50	220	14,600	0.52	240	83,600	0.87	2,350
La Zanja, Peru(7)	46.94%	-	0.19	-	700	0.41	10	700	0.40	10	1,100	0.72	30
Merian, Suriname	80%	1,900	0.98	60	16,400	1.03	540	18,300	1.02	600	21,500	1.07	740
TOTAL SOUTH AMERICA		2,400	1.04	80	112,200	0.50	1,800	114,600	0.51	1,880	224,600	0.64	4,600
Australia/New Zealand
Boddington, Western Australia	100%	7,200	0.46	110	149,100	0.52	2,500	156,300	0.52	2,610	5,700	0.56	100
Duketon, Western Australia(8)	19.52%	400	1.13	10	13,000	0.89	370	13,400	0.90	380	17,600	0.88	500
Jundee, Western Australia	100%	-		-	-	-	-	-		-	600	5.08	100
Kalgoorlie, Western Australia	50%	5,600	1.50	270	19,500	1.48	930	25,100	1.49	1,200	700	2.29	50
McPhilliamy, New South Wales(8)	19.52%	-		-	8,100	1.27	330	8,100	1.27	330	3,100	1.57	160
Tanami, Northern Territories	100%	300	5.08	50	1,500	5.62	280	1,800	5.53	330	7,800	6.06	1,520
Waihi, New Zealand	100%	-		-	400	12.78	150	400	12.78	150	600	10.41	190
TOTAL AUSTRALIA/NEW ZEALAND		13,500	1.01	440	191,600	0.74	4,560	205,100	0.76	5,000	36,100	2.26	2,620
Indonesia
Batu Hijau, Indonesia(9)	48.5%	16,600	0.38	200	101,000	0.30	960	117,600	0.31	1,160	39,600	0.10	130
Elang, Indonesia(9)	48.5%	-		-	715,900	0.35	8,140	715,900	0.35	8,140	182,000	0.24	1,420
TOTAL INDONESIA		16,600	0.38	200	816,900	0.35	9,100	833,500	0.35	9,300	221,600	0.22	1,550
Africa
Ahafo, Ghana	100%	4,600	1.18	170	48,900	1.43	2,240	53,400	1.41	2,410	24,100	1.86	1,440
Subika Underground	100%	-		-	-		-	-		-	8,500	4.66	1,280
Total Ahafo, Ghana	100%	4,600	1.18	170	48,900	1.43	2,240	53,400	1.41	2,410	32,600	2.59	2,720
Akyem, Ghana	100%	-		-	4,800	0.56	90	4,800	0.56	90	2,900	1.06	100
TOTAL AFRICA		4,600	1.18	170	53,700	1.35	2,330	58,200	1.34	2,500	35,500	2.47	2,820
TOTAL NEWMONT WORLDWIDE		93,600	1.24	3,720	1,439,800	0.52	24,100	1,533,300	0.56	27,820	651,400	0.77	16,100
See footnotes in Gold Resources U.S. units table.

Attributable Copper Reserves(1) U.S. Units
December 31, 2013												December 31, 2012
		Proven Reserves			Probable Reserves			Proven + Probable Reserves				Proven + Probable Reserve
Deposits/Districts	Newmont Share	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Metallurgical	Tonnage	Grade	Copper
		(x1000 tons)	(Cu%)	(million pounds)	(x1000 tons)	(Cu%)	(million pounds)	(x1000 tons)	(Cu%)	(million pounds)	Recovery	(x1000 tons)	(Cu%)	(million pounds)
North America
Phoenix, Nevada	100%	21,000	0.14%	60	318,100	0.14%	880	339,100	0.14%	940	62%	443,200	0.15%	1,290
Phoenix Copper Leach, Nevada	100%	-		-	160,800	0.22%	710	160,800	0.22%	710	57%	177,100	0.24%	850
TOTAL NORTH AMERICA		21,000	0.14%	60	478,900	0.17%	1,590	499,900	0.17%	1,650	60%	620,300	0.17%	2,140
South America
Conga, Peru(2)	51.35%	-		-	303,400	0.28%	1,690	303,400	0.28%	1,690	85%	303,400	0.28%	1,690
TOTAL SOUTH AMERICA		-		-	303,400	0.28%	1,690	303,400	0.28%	1,690	85%	303,400	0.28%	1,690
Australia/New Zealand
Boddington Open Pit	100%	88,000	0.09%	160	528,100	0.11%	1,210	616,100	0.11%	1,370	78%	930,500	0.11%	2,070
Boddington Stockpiles(3)	100%	27,500	0.09%	50	42,300	0.08%	70	69,800	0.08%	120	76%	63,800	0.08%	110
TOTAL AUSTRALIA/NEW ZEALAND		115,500	0.09%	210	570,400	0.11%	1,280	685,900	0.11%	1,490	78%	994,300	0.11%	2,180
Indonesia
Batu Hijau Open Pit(4)	48.5%	119,000	0.49%	1,160	144,100	0.42%	1,220	263,100	0.45%	2,380	80%	297,900	0.43%	2,560
Batu Hijau Stockpiles(3)(4)	48.5%	-		-	138,200	0.33%	920	138,200	0.33%	920	59%	140,600	0.33%	940
TOTAL INDONESIA		119,000	0.49%	1,160	282,300	0.38%	2,140	401,300	0.41%	3,300	74%	438,500	0.40%	3,500
TOTAL NEWMONT WORLDWIDE		255,500	0.28%	1,430	1,635,000	0.20%	6,700	1,890,500	0.22%	8,130	74%	2,356,500	0.20%	9,510
(1)	Reserves are calculated at a price of $3.00 or A$3.25 per pound copper price unless otherwise noted. 2012 Reserves were calculated at $3.25 or A$3.25 per pound copper price unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000, and pounds have been rounded to the nearest 10 million.
(2)	Project is under development.
(3)	Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material. Stockpiles increase or decrease depending on current mine plans. Stockpiles are reported separately where tonnage or contained metal are greater than 5% if the total site reported reserves.
(4)	Percentage reflects Newmont’s economic interest as of December 31, 2013.

Attributable Copper Reserves(1) Metric Units
December 31, 2013												December 31, 2012
		Proven Reserves			Probable Reserves			Proven + Probable Reserves				Proven + Probable Reserve
Deposits/Districts	Newmont Share	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Metallurgical	Tonnage	Grade	Copper
		(x1000 tonnes)	(Cu%)	(Tonnes)	(x1000 tonnes)	(Cu%)	(Tonnes)	(x1000 tonnes)	(Cu%)	(Tonnes)	Recovery	(x1000 tonnes)	(Cu%)	(Tonnes)
North America
Phoenix, Nevada	100%	19,000	0.14%	27,390	288,600	0.14%	401,340	307,600	0.14%	428,730	62%	402,100	0.15%	585,790
Phoenix Copper Leach, Nevada	100%	-	-	-	145,900	0.22%	320,040	145,900	0.22%	320,040	57%	160,600	0.24%	384,130
TOTAL NORTH AMERICA		19,000	0.14%	27,390	434,500	0.17%	721,380	453,500	0.17%	748,770	60%	562,700	0.17%	969,920
South America
Conga, Peru (2)	51.35%	-		-	275,200	0.28%	767,420	275,200	0.28%	767,420	85%	275,200	0.28%	767,420
TOTAL SOUTH AMERICA		-		-	275,200	0.28%	767,420	275,200	0.28%	767,420	85%	275,200	0.28%	767,420
Australia/New Zealand
Boddington Open Pit	100%	79,900	0.09%	74,430	479,100	0.11%	550,000	559,000	0.11%	624,430	78%	844,100	0.11%	939,330
Boddington Stockpiles(3)	100%	25,000	0.09%	23,460	38,300	0.08%	29,760	63,300	0.08%	53,220	76%	57,800	0.08%	48,810
TOTAL AUSTRALIA/NEW ZEALAND		104,900	0.09%	97,890	517,400	0.11%	579,760	622,300	0.11%	677,650	78%	901,900	0.11%	988,140
Indonesia
Batu Hijau Open Pit(4)	48.5%	108,000	0.49%	528,110	130,700	0.42%	553,030	238,700	0.45%	1,081,140	80%	270,200	0.43%	1,157,880
Batu Hijau Stockpiles(3)(4)	48.5%	-		-	125,300	0.33%	417,690	125,300	0.33%	417,690	59%	127,600	0.33%	425,430
TOTAL INDONESIA		108,000	0.49%	528,110	256,000	0.38%	970,720	364,000	0.41%	1,498,830	74%	397,800	0.40%	1,583,310
TOTAL NEWMONT WORLDWIDE		231,900	0.28%	653,390	1,483,100	0.20%	3,039,280	1,715,000	0.22%	3,692,670	74%	2,137,600	0.20%	4,308,790
See footnotes under Copper Reserves U.S. units table.

Attributable Copper Mineral Resources(1)(2) U.S. Units
December 31, 2013
		Measured Resources			Indicated Resources			Measured + Indicated Resources(3)			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper
		(x1000 tons)	(Cu%)	(million pounds)	(x1000 tons)	(Cu%)	(million pounds)	(x1000 tons)	(Cu%)	(million pounds)	(x1000 tons)	(Cu%)	(million pounds)
North America
Phoenix, Nevada	100%	4,600	0.12%	10	170,200	0.12%	420	174,800	0.12%	430	89,300	0.12%	210
Phoenix Copper Leach, Nevada	100%	1,300	0.24%	10	44,400	0.20%	180	45,700	0.20%	190	24,700	0.18%	90
TOTAL NORTH AMERICA		5,900	0.14%	20	214,600	0.14%	600	220,500	0.14%	620	114,000	0.13%	300
South America
Conga, Peru	51.35%	-		-	89,300	0.19%	350	89,300	0.19%	350	130,480	0.19%	490
TOTAL SOUTH AMERICA		-		-	89,300	0.19%	350	89,300	0.19%	350	130,480	0.19%	490
Australia/New Zealand
Boddington, Western Australia	100%	8,000	0.08%	10	164,400	0.10%	340	172,400	0.10%	350	6,300	0.12%	10
TOTAL AUSTRALIA/NEW ZEALAND		8,000	0.08%	10	164,400	0.10%	340	172,400	0.10%	350	6,300	0.12%	10
Indonesia
Batu Hijau, Indonesia(4)	48.5%	18,300	0.36%	130	111,300	0.36%	810	129,600	0.36%	940	43,600	0.29%	260
Elang, Indoneisa(4)	48.5%	-		-	789,200	0.34%	5,310	789,200	0.34%	5,310	200,600	0.24%	970
TOTAL INDONESIA		18,300	0.36%	130	900,500	0.34%	6,120	918,800	0.34%	6,250	244,200	0.25%	1,230
TOTAL NEWMONT WORLDWIDE		32,200	0.25%	160	1,368,800	0.27%	7,410	1,401,000	0.27%	7,570	495,000	0.20%	2,030
(1)	Resources are reported exclusive of reserves.
(2)	Resources are calculated at a copper price of $3.50 or A$3.70 per pound unless otherwise noted. 2012 Resources were calculated at a copper price of $3.50 or A$3.50 per pound unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000, and pounds have been rounded to the nearest 10 million.
(3)	Measured and Indicated combined Resources are equivalent to Mineralized Material disclosed in Newmont’s Form 10-K filing.
(4)	Percentage reflects Newmont’s economic interest as of December 31, 2013.

Attributable Copper Mineral Resources(1)(2) Metric Units
December 31, 2013
		Measured Resources			Indicated Resources			Measured + Indicated Resources(3)			Inferred Resources
Deposits/Districts	Newmont Share	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper	Tonnage	Grade	Copper
		(x1000 tonnes)	(Cu%)	(tonnes)	(x1000 tonnes)	(Cu%)	(tonnes)	(x1000 tonnes)	(Cu%)	(tonnes)	(x1000 tonnes)	(Cu%)	(tonnes)
North America
Phoenix, Nevada	100%	4,200	0.12%	4,880	154,400	0.12%	189,430	158,600	0.12%	194,310	81,000	0.12%	97,010
Phoenix Copper Leach, Nevada	100%	1,200	0.24%	2,920	40,300	0.20%	80,180	41,500	0.20%	83,100	22,400	0.18%	40,050
TOTAL NORTH AMERICA		5,400	0.14%	7,800	194,700	0.14%	269,610	200,100	0.14%	277,410	103,400	0.13%	137,060
South America
Conga, Peru	51.35%	-		-	81,000	0.19%	156,960	81,000	0.19%	156,960	118,400	0.19%	221,030
TOTAL SOUTH AMERICA		-		-	81,000	0.19%	156,960	81,000	0.19%	156,960	118,400	0.19%	221,030
Australia/New Zealand
Boddington, Western Australia	100%	7,200	0.08%	5,470	149,100	0.10%	155,550	156,300	0.10%	161,020	5,700	0.12%	6,550
TOTAL AUSTRALIA/NEW ZEALAND		7,200	0.08%	5,470	149,100	0.10%	155,550	156,300	0.10%	161,020	5,700	0.12%	6,550
Indonesia
Batu Hijau, Indonesia(4)	48.5%	16,600	0.36%	59,470	101,000	0.36%	367,290	117,600	0.36%	426,760	39,600	0.29%	115,920
Elang, Indonesia(4)	48.5%	-	-	-	715,900	0.34%	2,408,370	715,900	0.34%	2,408,370	182,000	0.24%	439,250
TOTAL INDONESIA		16,600	0.36%	59,470	816,900	0.34%	2,775,660	833,500	0.34%	2,835,130	221,600	0.25%	555,170
TOTAL NEWMONT WORLDWIDE		29,200	0.25%	72,740	1,241,700	0.27%	3,357,780	1,270,900	0.27%	3,430,520	449,100	0.20%	919,810
See footnotes under Copper Resources U.S. units table.

Attributable Proven, Probable, and Combined Silver Reserves(1), U.S. Units
December 31, 2013												December 31, 2012
Deposits/Districts by Reporting Unit		Proven Reserves			Probable Reserves			Proven and Probable Reserves			Metallurgical Recovery	Proven + Probable Reserves
	Newmont	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver		Tonnage	Grade	Silver
	Share	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)		(x1000 tons)	(oz/ton)	(x1000 ozs)
North America
Midas, Nevada(5)	100%	50	2.66	130	200	13.57	2,690	250	11.48	2,820	93%	600	7.79	4,410
Phoenix, Nevada	100%	21,000	0.25	5,230	318,100	0.24	75,050	339,100	0.24	80,280	36%	443,200	0.25	112,580
TOTAL NORTH AMERICA		21,050	0.26	5,360	318,300	0.24	77,740	339,350	0.24	83,100	38%	443,800	0.26	116,990
South America
Conga, Peru	51.35%	-		-	303,400	0.06	19,400	303,400	0.06	19,400	70%	303,400	0.06	19,400
Yanacocha Open Pits	51.35%	20,100	0.16	3,140	70,300	0.12	8,170	90,400	0.13	11,310	21%	85,400	0.10	8,410
Yanacocha In-Process(2)	51.35%	-		-	66,300	0.25	16,850	66,300	0.25	16,850	1%	71,600	0.26	18,370
Yanacocha Stockpiles(3)	51.35%	8,800	1.21	10,660	-		-	8,800	1.21	10,660	38%	8,400	1.24	10,380
Total Yanacocha, Peru	51.35%	28,900	0.48	13,800	136,600	0.18	25,020	165,500	0.22	38,820	17%	165,400	0.23	37,160
TOTAL SOUTH AMERICA		28,900	0.48	13,800	440,000	0.10	44,420	468,900	0.12	58,220	35%	468,800	0.12	56,560
Indonesia
Batu Hijau Open Pit(4)	48.5%	119,000	0.04	4,970	144,100	0.03	4,570	263,100	0.04	9,540	79%	297,900	0.03	10,100
Batu Hijau Stockpiles(3)(4)	48.5%	-		-	138,200	0.02	2,110	138,200	0.02	2,110	67%	140,600	0.02	2,140
TOTAL INDONESIA		119,000	0.04	4,970	282,300	0.02	6,680	401,300	0.03	11,650	77%	438,500	0.03	12,240
TOTAL NEWMONT WORLDWIDE		168,950	0.14	24,130	1,040,600	0.12	128,840	1,209,550	0.13	152,970	40%	1,351,100	0.14	185,790
(1)	Reserves are calculated at a silver price of $20.00 per ounce unless otherwise noted. 2012 Reserves were calculated at a silver price of $30.00 per ounce unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000, unless they are less than 50,000, and silver ounces have been rounded to the nearest 10,000.
(2)	In-process material is the material on leach pads at the end of each year from which gold remains to be recovered. In-process material reserves are reported separately where tonnage or contained ounces are greater than 5% of the total site-reported reserves and contained ounces are greater than 100,000.
(3)	Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans. Stockpiles are reported separately where tonnage or contained metal are greater than 5% of the total site-reported reserves and contained ounces are greater than 100,000.
(4)	Percentage reflects Newmont’s economic interest as of December 31, 2013.
(5)	Property sold to Klondex Mines on February 11, 2014. Values in the table above are as of December 31, 2013.

Attributable Proven, Probable, and Combined Silver Reserves(1), Metric Units
December 31, 2013												December 31, 2012
Deposits/Districts by Reporting Unit		Proven Reserves			Probable Reserves			Proven and Probable Reserves			Metallurgical Recovery	Proven + Probable Reserves
	Newmont	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver		Tonnage	Grade	Silver
	Share	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)		(x1000 tonnes)	(g/tonne)	(x1000 ozs)
North America
Midas, Nevada(5)	100%	40	91.2	130	200	465.4	2,690	240	393.5	2,820	93%	500	267.1	4,410
Phoenix, Nevada	100%	19,000	8.6	5,230	288,600	8.1	75,050	307,600	8.1	80,280	36%	402,100	8.7	112,580
TOTAL NORTH AMERICA		19,040	8.7	5,360	288,800	8.4	77,740	307,840	8.4	83,100	38%	402,600	9.0	116,990
South America
Conga, Peru	51.35%	-		-	275,200	2.2	19,400	275,200	2.2	19,400	70%	275,200	2.2	19,400
Yanacocha Open Pits	51.35%	18,200	5.4	3,140	63,800	4.0	8,170	82,000	4.3	11,310	21%	77,500	3.4	8,410
Yanacocha In-Process(2)	51.35%	-		-	60,200	8.7	16,850	60,200	8.7	16,850	1%	64,900	8.8	18,370
Yanacocha Stockpiles(3)	51.35%	8,000	41.3	10,660	-		-	8,000	41.3	10,660	38%	7,600	42.4	10,380
Total Yanacocha, Peru	51.35%	26,200	16.4	13,800	124,000	6.3	25,020	150,200	8.0	38,820	17%	150,000	7.7	37,160
TOTAL SOUTH AMERICA		26,200	16.4	13,800	399,200	3.5	44,420	425,400	4.3	58,220	35%	425,200	4.1	56,560
Indonesia
Batu Hijau Open Pit(4)	48.5%	108,000	1.4	4,970	130,700	1.1	4,570	238,700	1.2	9,540	79%	270,200	1.2	10,100
Batu Hijau Stockpiles(3)(4)	48.5%	-		-	125,300	0.5	2,110	125,300	0.5	2,110	67%	127,600	0.5	2,140
TOTAL INDONESIA		108,000	1.4	4,970	256,000	0.8	6,680	364,000	1.0	11,650	77%	397,800	1.0	12,240
TOTAL NEWMONT WORLDWIDE		153,240	4.9	24,130	944,000	4.2	128,840	1,097,240	4.3	152,970	40%	1,225,600	4.7	185,790
See Footnotes under Silver Reserves U.S. units table.

Attributable Silver Mineral Resources(1)(2), U.S. Units
December 31, 2013
Deposits/Districts by Reporting Unit		Measured Resources			Indicated Resources			Measured + Indicated Resources(3)			Inferred Resources
	Newmont	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver
	Share	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)	(x1000 tons)	(oz/ton)	(x1000 ozs)
North America
Sandman, Nevada	100%	-		-	1,300	0.20	300	1,300	0.20	300	1,100	0.12	100
Midas, Nevada(6)	100%	-		-	100	7.25	500	100	7.25	500	400	6.26	2,600
Phoenix, Nevada	100%	4,600	0.20	900	170,200	0.21	35,000	174,800	0.21	35,900	87,000	0.21	18,600
Phoenix Stockpiles, Nevada (4)	100%	-		-	-		-	-		-	2,300	0.09	200
TOTAL NORTH AMERICA		4,600	0.20	900	171,600	0.21	35,800	176,200	0.21	36,700	90,800	0.24	21,500
South America
Conga, Peru	51.35%	-		-	89,300	0.05	4,200	89,300	0.05	4,200	99,100	0.03	3,300
Yanacocha, Peru	51.35%	500	0.34	200	14,500	0.26	3,700	15,000	0.26	3,900	5,500	0.12	600
TOTAL SOUTH AMERICA		500	0.34	200	103,800	0.08	7,900	104,300	0.08	8,100	104,600	0.04	3,900
Indonesia
Batu Hijau, Indonesia(5)	48.50%	18,300	0.03	600	111,300	0.03	3,200	129,600	0.03	3,800	43,600	0.02	800
Elang, Indonesia(5)	48.50%	-		-	789,200	0.03	23,200	789,200	0.03	23,200	200,600	0.03	5,000
TOTAL INDONESIA		18,300	0.03	600	900,500	0.03	26,400	918,800	0.03	27,000	244,200	0.02	5,800
TOTAL NEWMONT WORLDWIDE		23,400	0.07	1,700	1,175,900	0.06	70,100	1,199,300	0.06	71,800	439,600	0.07	31,200
(1)	Mineral Resources are reported exclusive of reserves.
(2)	Mineral Resources are calculated at a silver price of $25.00 per ounce unless otherwise noted. 2012 Resources were calculated at a silver price of $35.00 per ounce unless otherwise noted. Tonnage amounts have been rounded to the nearest 100,000.
(3)	Measured and Indicated combined Resources are equivalent to Mineralized Material disclosed in Newmont’s 10-K filing.
(4)	Stockpiles are comprised primarily of material that has been set aside to allow processing of higher grade material in the mills. Stockpiles increase or decrease depending on current mine plans.
(5)	Percentage reflects Newmont’s economic interest as of December 31, 2013.
(6)	Property sold to Klondex Mines on February 11, 2014. Values in the table above are as of December 31, 2013.

Attributable Silver Mineral Resources(1)(2), Metric Units
December 31, 2013
Deposits/Districts by Reporting Unit		Measured Resources			Indicated Resources			Measured + Indicated Resources(3)			Inferred Resources
	Newmont	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver	Tonnage	Grade	Silver
	Share	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)	(x1000 tonnes)	(g/tonne)	(x1000 ozs)
North America
Sandman, Nevada	100%	-		-	1,200	6.8	300	1,200	6.8	300	1,000	4.1	100
Midas, Nevada(6)	100%	-		-	100	248.7	500	100	248.7	500	400	214.5	2,600
Phoenix, Nevada	100%	4,200	7.0	900	154,400	7.0	35,000	158,600	7.0	35,900	78,900	7.3	18,600
Phoenix Stockpiles, Nevada (4)	100%	-		-	-		-	-		-	2,100	3.1	200
TOTAL NORTH AMERICA		4,200	7.0	900	155,700	7.1	35,800	159,900	7.1	36,700	82,400	8.1	21,500
South America
Conga, Peru	51.35%	-		-	81,000	1.6	4,200	81,000	1.6	4,200	89,900	1.1	3,300
Yanacocha, Peru	51.35%	500	11.8	200	13,100	8.9	3,700	13,600	8.9	3,900	5,000	4.0	600
TOTAL SOUTH AMERICA		500	11.8	200	94,100	2.6	7,900	94,600	2.7	8,100	94,900	1.3	3,900
Indonesia
Batu Hijau, Indonesia(5)	48.50%	16,600	1.1	600	101,000	1.0	3,200	117,600	1.0	3,800	39,600	0.6	800
Elang, Indonesia(5)	48.50%	-		-	715,900	1.0	23,200	715,900	1.0	23,200	182,000	0.9	5,000
TOTAL INDONESIA		16,600	1.1	600	816,900	1.0	26,400	833,500	1.0	27,000	221,600	0.8	5,800
TOTAL NEWMONT WORLDWIDE		21,300	2.5	1,700	1,066,700	2.0	70,100	1,088,000	2.1	71,800	398,900	2.4	31,200
See Footnotes under Silver Resources U.S. units table.

Conference Call Information

A conference call will be held on Friday, February 21, 2014 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	800.369.1917
Intl Dial-In Number	210.234.0025
Leader	Kirsten Benefiel
Passcode	Newmont
Replay Number	800.283.0668
Intl Replay Number	402.998.0898
Replay Passcode	2014

Webcast Details

URL

http://event.on24.com/r.htm?e=739580&s=1&k=CC07798D7823F25A74B92BAEB6BA6BE9

The fourth quarter and 2013 results and related financial and statistical information will be available after the market close on Thursday, February 20, 2014 on the “Investor Relations” section of the Company’s web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward-Looking Statements, Including 2014 and Three-Year Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and All-in sustaining costs; (iii) estimates of future consolidated and attributable capital expenditures; (iv) plans and expectations to reduce costs and expenditures; (v) expectations regarding the development, growth and exploration potential of the Company’s projects; and (vi) expectations regarding the timing and/or likelihood of closing the term loan. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2013 Annual Report on Form 10-K, filed on February 20, 2014, with the Securities and Exchange Commission, as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Cautionary Statement regarding Reserves and Resource:

Ian Douglas, Newmont’s Group Executive of Reserves, is the qualified person responsible for the preparation of the Reserve and Resource estimates in this presentation. The Reserves disclosed in this presentation have been prepared in compliance with Industry Guide 7 published by the SEC. As used in this news release, the term “Reserve” means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in a full feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Newmont‟s current mine plans. Reserves in this news release may be aggregated from the Proven and Probable classes. The terms ”Mineral Resources” or “Resources” and Measured, Indicated and Inferred resources are used in this news release. Investors are advised that the SEC does not recognize these terms. Newmont has determined that such Resources would be substantively the same as those prepared using the Guidelines established by the Society of Mining, Metallurgy and Exploration (“SME”) and defined as Mineral Resources. Estimates of Resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future Mineral Reserves of the company. Inferred Resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the Inferred Resource exists, or is economically or legally mineable. Also, disclosure of contained ounces is permitted under SME and other regulatory guidelines, such as Canada’s NI 43-101 and Australia’s JORC; however, the SEC generally requires mineral resource information to be reported only as in-place tonnage and grade. In addition, our current or future reserves and exploration and development projects may not result in new mineral producing operations. Even if significant mineralization is discovered and converted to reserves, it will likely take many years from the initial phases of exploration to development and ultimately to production, during which time the economic feasibility of production may change.

__________________________________________________

1 Operating cash flow as used in this release refers to Net cash provided from continuing operations. See the Consolidated Statements of Cash Flow for information for Net cash used in discontinued operations and Net cash provided from operations.

2 Non-GAAP measure. See reconciliation to costs applicable to sales, which was $5,186 million and $4,238 million for the twelve months ended December 31, 2013 and 2012, respectively. Note this metric is represented on a consolidated basis. Cost figures used in this release represent metrics on a consolidated basis unless otherwise indicated.

3 Non-GAAP measure. See reconciliation of AISC to costs applicable to sales which was $5,186 million and $4,238 million for the twelve months ended December 31, 2013 and 2012, respectively.

4 Non-GAAP measure. See reconciliation to net income.

5 Outlook referenced in the table above and elsewhere in this release is based upon management’s good faith estimates as of February 20, 2014 and are considered “forward-looking statements.” References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the “Cautionary Statement” at the end of this release and in the section entitled “Risk Factors” in the Company’s Form 10-K. Individual site ranges may not sum to total regional or company levels to provide for portfolio flexibility.

6 Subject to negotiation of final documentation and satisfaction of customary closing conditions. Expectations regarding the closing of the term loan, future debt repayment and future financial flexibility are considered “forward-looking statements.”

CONTACT:
Newmont Mining Corporation
Investor Contacts
Kirsten Benefiel, 303-837-6117
kirsten.benefiel@newmont.com
or
Allysa Howell, 303-837-5788
allysa.howell@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com
or
Diane Reberger, 303-967-9455
diane.reberger@newmont.com